Exhibit 10.2

USA TRUCK, INC.

2014 OMNIBUS INCENTIVE PLAN

AWARD NOTICE

GRANTEE:

TYPE OF AWARD:

NUMBER OF TIME-VESTED RESTRICTED SHARES (“TIME-VESTED SHARES”):

NUMBER OF PERFORMANCE-VESTED RESTRICTED SHARES (“PERFORMANCE-VESTED SHARES”):

DATE OF GRANT:

1. Grant of Restricted Stock. This Award Notice (this “Award Notice”) serves to notify you that USA Truck, Inc., a Delaware corporation (the “Company”), hereby grants to you, under the Company’s 2014 Omnibus Incentive Plan (the “Plan”), a Restricted Stock Award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, of the number of Time-Vested Shares and Performance-Vested Shares set forth above (“Restricted Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), set forth above. A copy of the Plan is available from the Company’s Chief Financial Officer upon request. You should review the terms of this Award Notice and the Plan carefully.

2. Restrictions and Vesting. Subject to the terms and conditions set forth in this Award Notice, the Restricted Shares will vest as follows:

(a) The Time-Vested Shares (with fractional shares rounded to the nearest whole share unless the aggregate vested Restricted Shares would be higher than Restricted Shares covered by this Award, in which case such fractional share will be rounded down) will vest as provided on Schedule A until all such Time-Vested Shares have vested, if (and only if) you are continuously employed by the Company or a subsidiary of the Company (a “Subsidiary”) from the date hereof through each vesting date set forth in Schedule A.

(b) The Performance-Vested Shares will vest in accordance with the terms on Schedule A.

3. Additional Vesting Matters. Subject to Section 4, any Restricted Shares that do not vest as a result of your failure to have been continuously in the employment or service of the Company or a Subsidiary from the date of grant until the vesting dates will automatically be forfeited on the date your employment is terminated without any obligation of the Company to pay any amount or deliver any Restricted Shares to you or to any other person or entity.

4. Effect of Retirement, Death, or Disability. In the event of your retirement with the consent of the Committee, death, or disability (as defined in Section 22(e) of the Code) prior to the complete vesting of the Award, the Performance-Vested Shares will vest following the Performance Period during which such retirement, death, or disability occurred if (and only if) the Performance Goal (as defined in Schedule A) has been satisfied for the Performance Period, and the Committee has certified such satisfaction; provided, that the number of Performance-Vested Shares will be reduced proportionately for the number of days remaining in such Performance Period following such retirement, death, or disability as compared to the total number of days in the Performance Period.

The term “retirement” as used in this Award Notice means (i) at the date of such retirement you are at least sixty-two (62) years of age, (ii) at the date of such retirement you have had at least five (5) years of service to the Company or a Subsidiary, and (iii) following retirement you do not provide any employment, consulting, agent, or independent contractor services to any person or entity (other than consulting services provided to the Company or a Subsidiary) of any material nature, as determined in the sole discretion of the Committee either at the time of retirement or thereafter through any vesting of an Award.

5. Effect of Change In Control.

(a) In General. Upon the occurrence of a Change In Control (as defined below), any unvested portion of the Restricted Shares will immediately vest as follows:

(i)	With respect to any unvested portion of the Time-Vested Shares, such unvested Time-Vested Shares will vest [ ].

(ii)	With respect to any unvested portion of the Performance-Vested Shares, all such unvested Performance-Vested Shares will vest [ ].

(b) “Change In Control” Defined. The term “Change In Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, as in effect on December 31, 2014, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change In Control will be deemed to have occurred at such time as:

(i) Any “person” within the meaning of Section 14(d)(2) of the Exchange Act and Section 13(d)(3) of the Exchange Act, other than a Permitted Holder becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change In Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors;

(ii) Individuals who constitute the Board on the date of the approval of the Plan (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of the approval of the Plan, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of directors of the Company, as such terms are used in Rule 14a-11 under the Exchange Act as in effect on December 31, 2013, or “tender offer,” as such term is used in Section 14(d) of the Exchange Act), will be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;

(iii) Upon the consummation by the Company of a reorganization, merger, or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger, or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or

(iv) Upon the approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Subsidiary.

(c) “Permitted Holder” Defined. The term “Permitted Holder” means: (i) the Company or a Subsidiary, or (ii) any employee benefit plan sponsored by the Company or a Subsidiary.

6. Book-Entry Registration. The Restricted Shares initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the Restricted Shares.

7. Issuance of Shares. Subject to Sections 8 and 13 of this Award Notice, upon the vesting of any Restricted Shares pursuant to this Award Notice, the Company will issue a certificate representing such vested Restricted Shares as promptly as practicable following the date of vesting. The Restricted Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

8. Withholding. You will pay to the Company or a Subsidiary, or make other arrangements satisfactory to the Company regarding the payment of, any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the Restricted Shares awarded under this Award Notice. Your right to receive the Restricted Shares under this Award Notice is subject to, and conditioned on, your payment of such withholding amounts.

9. Nonassignability. The Restricted Shares and the right to vote such shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged, or encumbered in any way prior to the vesting of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting, the sale or other transfer of the shares of Common Stock will be subject to applicable laws and regulations under the Exchange Act.

10. Rights as a Stockholder; Limitation on Rights. Unless the Award is cancelled or forfeited as provided in Section 3, 4, or 5 of this Award Notice, prior to the vesting of the Restricted Shares, you will have all of the other rights of a stockholder with respect to the Restricted Shares so awarded, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Company, provided, with respect to any Performance-Vested Shares, you will have such rights only with respect to the target number of such Performance-Vested Shares as determined in accordance with Schedule A (without regard to any minimum or maximum number of such Performance-Vested Shares that may potentially vest upon the level of achievement of the Performance Goal). Neither the Plan, the granting of the Award, nor this Award Notice gives you any right to remain in the employment of the Company or a Subsidiary.

11. Obligation to Maintain Stock Ownership. Your ability to dispose of Restricted Shares after vesting may be limited by stock ownership guidelines adopted by the Company for certain officers and key employees, and the Company is authorized to place a restrictive legend on such shares, issue stop-transfer instructions to the transfer agent, or take such other actions as may be advisable, in the Committee’s sole discretion, to enforce such ownership guidelines. Please determine whether you are subject to the guidelines and how many Restricted Shares may be disposed of prior to attempting to dispose of any shares.

12. Rights of the Company and Subsidiaries. This Award Notice does not affect the right of the Company or a Subsidiary to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize, or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock, or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

13. Restrictions on Issuance of Shares. If at any time the Company determines that the listing, registration, or qualification of the Restricted Shares upon any securities exchange or quotation system, or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested Restricted Shares, such issuance may not be made in whole or in part unless and until such listing, registration, qualification, or approval will have been effected or obtained free of any conditions not acceptable to the Company.

14. Plan Controls; Definitions. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules, and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. Except as set forth in the last sentence of this Section 14, in the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative. The capitalized terms used in this Award Notice and not otherwise defined herein are defined in the Plan.

15. Amendment. Except as otherwise provided herein or by the Plan, the Company may only alter, amend, or terminate this Award with your consent.

16. Governing Law. This Award Notice will be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

17. Notices. All notices and other communications to the Company required or permitted under this Award Notice will be written, and will be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested addressed to the Company’s office at 3200 Industrial Park Road, Van Buren, Arkansas 72956, Attention: Chief Financial Officer. Each such notice and other communication delivered personally will be deemed to have been given when delivered. Each such notice and other communication delivered by mail will be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and other communication delivered by facsimile or electronically will be deemed to have been given when it is so transmitted and the appropriate confirmation is received.

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ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that this Award Notice and the Plan set forth the entire understanding between him or her and the Company regarding the restricted stock granted by this Award Notice and that this Award Notice and the Plan supersede all prior oral and written agreements on that subject.

Dated:             , 2015

Grantee:

USA Truck, Inc.

By:
John M. Simone, President and Chief Executive Officer

Schedule A